Exhibit 99.1

C4 Therapeutics Reports First Quarter 2024 Financial Results and Recent Business Highlights
Successfully Delivered First Development Candidate to Biogen; $8 Million Payment Earned
Established a Strategic Discovery Research Collaboration with Merck KGaA, Darmstadt, Germany, Focused on Two Critical Oncogenic Proteins
Progressed Phase 1 Dose Escalation Trials for Cemsidomide (CFT7455) and CFT1946; Data from Both Trials Expected in 2H 2024
Cash, Cash Equivalents and Marketable Securities Total $299.2 Million as of March 31, 2024; Expected to Provide Runway into 2027

WATERTOWN, Mass., May 08, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today reported financial results for the first quarter ended March 31, 2024, as well as recent business highlights.
“We are off to a strong start in 2024 with enrollment progressing well in our ongoing Phase 1/2 trials of CFT7455, now known as cemsidomide, and CFT1946. We look forward to maintaining this momentum and are on track for clinical readouts from both trials in the second half of the year,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “During the first quarter, we continued to leverage our discovery expertise as we entered into a new license and collaboration agreement with Merck KGaA, Darmstadt, Germany and delivered our first development candidate to Biogen. Together, these accomplishments further validate the excitement around our TORPEDO® platform and our ability to design innovative molecules for a range of diseases where degraders have the potential to become new therapeutic options for patients searching for treatments.”

FIRST QUARTER 2024 AND RECENT ACHIEVEMENTS
Cemsidomide (CFT7455): Cemsidomide (CFT7455) is an oral degrader of IKZF1/3 for the potential treatment of relapsed/refractory (R/R) multiple myeloma (MM) and R/R non-Hodgkin’s lymphomas (NHL).
•Advanced the Phase 1/2 Clinical Trial. The dose escalation portion of the Phase 1/2 trial evaluating cemsidomide (CFT7455) in combination with dexamethasone for R/R MM and as a monotherapy for R/R NHL continues to enroll patients. For the combination with dexamethasone MM arm, the 62.5 µg dose has been declared safe and patients are enrolling at a higher dose level. Simultaneously, additional patients are enrolling in the 62.5 µg expansion cohort. For the monotherapy NHL arm, the 62.5 µg cohort has been declared safe and patients are enrolling at a higher dose level.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600X mutations for the potential treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.

•Advanced the Phase 1/2 Clinical Trial. The dose escalation portion of the CFT1946 Phase 1/2 trial for BRAF V600X mutations, including NSCLC, CRC and melanoma, continues to enroll patients. The 320 mg dose has been declared safe and patients are enrolling at a higher dose level. Simultaneously, additional patients are enrolling at the 160 mg and 320 mg dose levels for pharmacokinetic, pharmacodynamic and anti-tumor activity evaluation.
•Presented New Preclinical Data at the American Association for Cancer Research (AACR) Annual Meeting 2024. In April 2024, C4T presented preclinical data highlighting superior activity of CFT1946 compared to BRAF inhibitor standard of care combinations in models of BRAF V600X NSCLC, CRC, melanoma and brain metastasis.
•Trial-in-Progress Poster Accepted at European Society for Medical Oncology Congress (ESMO) Gastrointestinal (GI) Cancers Congress 2024. C4T will present a trial-in-progress poster on the CRC opportunity within the ongoing CFT1946 Phase 1/2 trial at ESMO GI 2024, taking place from June 26 to June 29, 2024.
Collaborations:
•Delivered development candidate to Biogen. In April 2024, C4T earned an $8 million payment after Biogen accepted delivery of a development candidate in an undisclosed indication. Biogen is responsible for all future clinical development and commercialization for this program.
•License and collaboration agreement with Merck KGaA, Darmstadt, Germany (MKDG). In March 2024, C4T entered into a license and collaboration agreement with MKDG to exclusively discover two targeted protein degraders against critical oncogenic proteins that C4T has progressed within its internal discovery pipeline. Under the terms of the agreement, C4T received an upfront payment of $16 million. MKDG will fund C4T’s discovery research efforts. C4T has the potential to receive up to approximately $740 million in discovery, regulatory and commercial milestone payments across the collaboration. In addition, C4T is eligible for mid-single to low-double digit tiered royalties on future sales for each program.

CORPORATE UPDATES
•In April 2024, Dan Powers, DO, was appointed as senior vice president, clinical development. Dr. Powers brings over 20 years of leadership experience in clinical development and medical affairs within the hematology and solid tumor space. Dr. Powers reports to C4T’s chief medical officer, Len Reyno, M.D., and is responsible for leading clinical development programs as well as supporting and executing our ongoing clinical studies.

KEY UPCOMING MILESTONES
Cemsidomide (CFT7455):
•Present updated data from the ongoing Phase 1 dose escalation trial in R/R MM in 2H 2024.
•Present data from the ongoing Phase 1 dose escalation trial in R/R NHL in 2H 2024.
•Complete Phase 1 dose exploration in R/R MM and R/R NHL by year-end 2024.
CFT1946:
•Present data from the ongoing Phase 1 monotherapy dose escalation trial in NSCLC, CRC, melanoma and other cancers with BRAF V600X mutations in 2H 2024.

FIRST QUARTER 2024 FINANCIAL RESULTS
Revenue: Total revenue for the first quarter of 2024 was $3.0 million, compared to $3.8 million for the first quarter of 2023. The decrease in revenue was primarily due to the Biogen and Calico research terms ending in 2023. In 2024, we commenced work on our new collaboration agreements with Merck Sharp & Dohme LLC (Merck) and MKDG, which were signed in December 2023 and March 2024, respectively. Total revenue for the first quarter of 2024 reflects revenue recognized under our collaborations with MKDG, Merck, Roche and Biogen, and total revenue recognized in the first quarter of 2023 reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico.
Research and Development (R&D) Expense: R&D expense, net of a one-time $1.9 million restructuring charge, was $22.5 million for the first quarter of 2024. This is compared to $29.0 million for the first quarter of 2023. The reduction in R&D expense was primarily due to the prioritization of our internal discovery efforts and stopping clinical development for CFT8634, partially offset by increased clinical trial expense as cemsidomide (CFT7455) and CFT1946 continue to advance.
General and Administrative (G&A) Expense: G&A expense, net of a one-time $0.5 million restructuring charge, was $10.3 million for the first quarter of 2024. This is compared to $10.9 million for the first quarter of 2023. The nominal decrease in G&A expense was primarily attributable to a reduction in external consulting spend.
Net Loss and Net Loss per Share: Net loss for the first quarter of 2024 was $28.4 million, compared to $34.8 million for the first quarter of 2023. Net loss per share for the first quarter of 2024 was $0.41 compared to $0.71 for the first quarter of 2023.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of March 31, 2024 were $299.2 million, compared to $281.7 million as of December 31, 2023. The increase was primarily the result of proceeds received in January 2024 from the sale of shares of our common stock to a subsidiary of our partner Betta Pharmaceuticals and proceeds from settlement of shares under our at the market (ATM) offering arrangement, both of which were previously disclosed. These inflows were partially offset by cash used in operating activities. C4T expects that its cash, cash equivalents and marketable securities as of March 31, 2024 will be sufficient to fund planned operating expenses and capital expenditures into 2027.
About C4 Therapeutics C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About cemsidomide (CFT7455)
Cemsidomide (CFT7455) is an orally bioavailable MonoDAC™ degrader designed to be highly potent and selective against its intended targets of Ikaros (IKZF1) and Aiolos (IKZF3) and overcome shortcomings of currently approved therapies to treat multiple myeloma (MM) and non-Hodgkin’s lymphoma (NHL). Cemsidomide (CFT7455) is currently in a Phase 1 dose escalation study in MM and NHL. Initial clinical data show cemsidomide (CFT7455) is well tolerated, demonstrates anti-myeloma activity and displays evidence of immunomodulatory effects. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT04756726).

About CFT1946 CFT1946 is an orally bioavailable BiDAC™ degrader designed to be potent and selective against BRAF V600X mutant targets. In preclinical studies, CFT1946 is active in vivo and in vitro in models with BRAF V600E driven disease and in models resistant to BRAF inhibitors. CFT1946 is currently in a Phase 1 dose escalation study in BRAF V600X mutant solid tumors including colorectal cancer, non-small cell lung cancer and melanoma. More information about this trial may be accessed at www.clinicaltrials.gov (identifier: NCT05668585).
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to successfully perform on our obligations under and realize downstream economics related to our collaborations; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later stage clinical trials; regulatory developments in the United States and foreign countries; the potential timing for updates on our clinical and research programs; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$299,167	$281,689
Total assets	398,371	376,451
Deferred revenue	55,848	37,285
Total stockholders' equity	258,282	246,114

 Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue from collaboration agreements	$3,039	$3,759
Operating expenses:
Research and development	22,533	29,042
General and administrative	10,288	10,945
Restructuring	2,437	—
Total operating expenses	35,258	39,987
Loss from operations	(32,219)	(36,228)
Other income (expense), net
Interest expense and amortization of long-term debt—related party	—	(606)
Interest and other income, net	3,858	2,054
Total other income (expense), net	3,858	1,448
Loss before income taxes	(28,361)	(34,780)
Income tax expense	—	—
Net loss	$(28,361)	$(34,780)
Net loss per share - basic and diluted	$(0.41)	$(0.71)
Weighted-average number of shares - basic and diluted	68,432,168	49,032,319